Exhibit 99.1

SumTotal and IpLearn Settle Patent Litigation

Mountain View, Calif. – March 15, 2006 – SumTotal™ Systems (NASDAQ: SUMT), the largest provider of learning and business performance technologies and services, announced that it has entered into a settlement agreement with IpLearn, LLC which will end the patent litigation that has been pending before the Northern District of California since 2002.

Under the terms of the settlement agreement, IpLearn will grant to SumTotal, among other things, a release from all claims related to the litigation, certain licenses and covenants not to sue. The settlement agreement was entered into for the primary purpose of resolving contested claims and disputes, as well as avoiding the substantial cost, expenses and uncertainties associated with protracted and complex litigation. The settlement agreement does not contain any finding of fault or admission of wrongdoing or liability on the part of SumTotal. As consideration, SumTotal has agreed to a $3.5 million payment, payable over 3 years, and the issuance of 50,000 shares of common stock to IpLearn. As a result of the settlement, SumTotal will record a one-time charge for this settlement in its financial statements for the period ended December 31, 2005.

“We are pleased to put this matter behind us,” said Erika Rottenberg, SumTotal’s senior vice president and general counsel. “With the resolution of this litigation, SumTotal can focus on growing our business, ensuring success for our customers, and creating value for our shareholders.”

In addition, SumTotal plans to file a Form 12b-25 stating that it will need additional time to file its Annual Report on Form 10-K. However, SumTotal believes that it will file its Form 10-K on or before March 31, 2006. The additional time is required, in part for (a) SumTotal to appropriately account for the settlement of the IpLearn litigation due to the close proximity of SumTotal’s Form 10-K filing date to the litigation settlement date, and (b) completion of SumTotal’s accounting for the acquisition of Pathlore Software Corporation and the audit thereof by SumTotal’s independent registered financial accountants.

About SumTotal Systems, Inc.

SumTotal Systems, Inc. (NASDAQ: SUMT) is the largest provider of learning and business performance technologies and services. SumTotal deploys mission-critical solutions that align learning with organizational and business goals to generate significant bottom-line results. With more than 17 million users worldwide, SumTotal has helped accelerate performance and profits for more than 1,500 of the world’s best-known companies and government agencies including Accenture, Aetna, Cendant, DaimlerChrysler, Delta Air Lines, Harley-Davidson, Microsoft, Novartis, PNC Bank, U.S. Army, U.S. Air Force, U.S. Navy, U.S. Coast Guard, U.S. Bancorp, United Airlines, Vodafone, Wachovia and Wyeth. SumTotal has offices throughout the United States, in London, Paris, Singapore, Sydney, Tokyo, Hong Kong and Hyderabad, India. For more information about SumTotal’s products and services, visit www.sumtotalsystems.com.

Safe Harbor Statement/ Forward-Looking Statements

Information in this press release contains forward-looking statements. These statements represent SumTotal’s expectations or beliefs concerning future events and include statements, among others, regarding the anticipated benefits of the litigation settlement with IpLearn; the anticipated filing date of SumTotal’s Form 10-K for the year ended December 31, 2005 by March 31, 2006; completion of SumTotal’s external auditors’ audit of SumTotal’s financial statements, including SumTotal’s accounting for its acquisition of Pathlore Software Corporation; and the growth of SumTotal’s business, customer success and shareholder value. These statements are not historical facts or guarantees of future performance or events, and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. Additional factors that could cause actual results to differ include, but are not limited to, (i) adjustments made to SumTotal’s preliminary reporting of its financial results for the quarter and year ended December 31, 2005, including adjustments related to the acquisition accounting of SumTotal’s acquisition of Pathlore Corporation and the impact of the settlement agreement in the IpLearn patent litigation; (ii) failure to complete the year end audit by SumTotal’s external auditors which may delay, or prevent, SumTotal from filing its Form 10-K by the prescribed filing deadlines; (iii) failure to file a Form 10-K by the prescribed filing deadlines; (iv) loss of investor confidence in the accuracy and completeness of SumTotal’s financial reports; (v) failure to achieve the anticipated benefits of the IpLearn settlement agreement; (vi) failure to increase quarterly bookings or revenue; (vii) the ability to reach revenue scale and profitability and to drive innovation and customer satisfaction; (viii) SumTotal’s ability to retain and attract key employees, especially in light of recent changes in executive management; (ix) SumTotal’s competitive position, including its market share and leadership position; (x) SumTotal’s ability to execute; (xi) SumTotal’s product leadership; and (xii) other events and other important factors disclosed previously and from time to time in SumTotal’s filings with the Securities and Exchange Commission, including SumTotal’s annual report filed on Form 10-Q filed on November 9, 2005, and Form 8-Ks. SumTotal assumes no obligation to update the information in this press release.

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Contact:

Bill Perry

SumTotal Systems

+ 1 614-975-7538

bperry@sumtotalsystems.com